EXHIBIT 10.3

Joseph F. Puishys
Chief Executive Officer
May 27, 2020
Nisheet Gupta
10 Spring Marsh Lane
North Oaks, MN 55127
Nisheet,
On behalf of Apogee Enterprises, Inc., I would like to offer you the position of Executive Vice President and Chief Financial Officer (CFO) responsible for building and executing an overall business strategy in collaboration with me and all other senior executives at Apogee. As you know from our interviews and your research, this leadership position is a key member of the executive team and will also be one of our five named executive officers of the company reporting directly to Apogee’s CEO and President as a Section 16 Officer. The anticipated start date will be set based on mutual agreement.
Following are the details of your offer:
Base Salary. The monthly salary offered with this exempt position is $42,500.00 ($510,000/year).
Annual Short-Term Incentive Plan (AIP). The target cash incentive for your role is 75% of your base salary with a range of 0% to 200% of the target, subject to the Company’s financial performance. Financial metrics and targets are established by the Board of Directors each year and generally include net sales, earnings before taxes and days working capital. For fiscal 2021, we have agreed to pay your prorated annual incentive at the 75% target or the company calculation, whichever is greater.
Long-Term Incentive Plan (LTIP). The annualized target for your role is 150% of your base salary, broken down as follows:

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A two-year cash-based performance award targeted at 180% (90% per year x 2 years) of base salary granted every other year. Fifty percent (50%) of the amount earned will be paid in May following the end of a performance period, and the remaining fifty percent (50%) will be paid approximately one year later.

•
An annual grant of restricted stock with a target value of 60% of base salary and a potential range of 0% to 200% of target. You will receive your first restricted stock program grant in April or May of 2021.

4400 West 78th Street, Suite 520, Minneapolis, MN 55435
phone 952-487-7508 · fax 952-487-7509 email jpuishys@apog.com
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Nisheet Gupta
May 27, 2020

Please note that both the AIP and LTIP can be as low as zero and as high as 2X the numbers noted above based on financial results and individual performance.
Sign-on Incentive. Included with this offer is a sign-on incentive of $100,000 payable on the first practical pay period after your hire date. If you leave the company during the first twelve months of your employment, this sign-on incentive will need to be repaid to Apogee.
Initial Restricted Stock Grant. Included with this offer is a grant of 20,000 restricted shares of Apogee stock. One-third of this grant will vest twelve months after your hire date, the second one-third will vest twenty-four months after your hire date, and the remaining one-third will vest thirty-six months after your hire date.
Change in Control Agreement. In addition, I will recommend that the Compensation Committee execute a Change in Control severance agreement (CIC) on your behalf to become effective in June or July of 2020. This agreement will have a “double trigger” and will have the same terms as described for other senior level executives – namely the CHRO, General Counsel and all Business Segment Presidents. The CIC agreement calls for severance of 2X base pay and target AIP.
Additional Benefits. Also included with this offer:

•	Apogee medical, dental, life, disability and long-term care insurance

•	Apogee 401(k) retirement plan

•	Executive deferred compensation program

•	Employee stock purchase plan

•	Flexible spending plan

•	Executive paid time off program

•	Annual executive physical of up to $3,000/year

•	Annual financial planning benefit of up to $2,000/year
Please note that as a named executive officer of the company, your base salary, annual short-term incentive, long-term incentive and all other compensation will be subject to the approval of our Compensation Committee each year going forward.
As a member of the Executive Team, you will be subject to the Company’s stock ownership guidelines, which encourage ownership of Apogee common stock in an amount having a market value of three times your annual base salary to be achieved within five years of your hire date.
Nisheet, the purpose and scope of this position is to provide broad business leadership to our business segments and enterprise, as well as executive leadership as a member of my staff. Apogee is positioned to make significant positive changes for all of our stakeholders. Your responsibility in this role, should you accept the position, would be to effectively lead and develop our business and aid me in living and delivering the vision, mission and values of Apogee Enterprises, Inc. on a daily basis.
This offer is contingent upon the successful completion of a criminal, financial, education and driver’s license background check, as well as a drug and alcohol screen. This will be arranged by Human Resources at your earliest convenience. As a condition of this offer and the restricted stock grant, you will be required to sign a Non-Compete Agreement associated with your employment with Apogee that will have a 12 month non-compete term post-termination of employment.

Nisheet Gupta
May 27, 2020

I would like you to consider our offer and respond to me by Friday, May 29 with your decision. I look forward to your reply and hope you decide to join our team. Please call me at (952) 487-7508 if you have additional questions.
Sincerely,
/s/ Joseph F. Puishys
Joseph F. Puishys
Chief Executive Officer and President
Accepted:
/s/ Nisheet Gupta
Nisheet Gupta